Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES SECOND QUARTER 2010 RESULTS

Ocala, FL…June 10, 2010— Today Nobility Homes, Inc. (NASDAQ: NOBH) announced sales and earnings results for its second quarter ended May 1, 2010. Sales for the second quarter of 2010 were up 55% to $3,708,529 as compared to $2,388,817 recorded in second quarter of 2009. Loss from operations for the second quarter of 2010 was $236,928 versus loss of $884,242 in the same period a year ago. Net loss after taxes was $202,029 as compared to loss of $506,440 for the same period last year. The net loss after taxes of $202,029 for the second quarter of 2010 came after deducting $194,825 in non-cash losses for our investment in two retirement community limited partnerships and included a tax benefit of $162,267. Loss for the second quarter of 2010 was ($0.05) per share compared to loss of ($0.12) per share last year.

For the first six months of fiscal 2010, sales were up 18% to $7,001,403 as compared to sales of $5,950,299 in the first six months of 2009. Loss from operations for the first six months of 2010 was $648,521 versus loss of $1,404,065 in the first six months of 2009. Net loss after taxes was $539,374 compared to loss of $629,588 for the same six month period last year. The net loss after taxes of $539,374 for the first six months of 2010 came after deducting $450,049 in non-cash losses for our investment in two retirement community limited partnerships. Loss for the first six months of 2010 was ($0.13) per share compared to loss of ($0.15) per share last year.

Nobility’s financial position during first quarter of 2010 remains strong with cash and cash equivalents, short and long-term investments of $10,016,133 and no outstanding debt. Working capital is $25,229,899 and our ratio of current assets to current liabilities is 22.1:1. Stockholders’ equity is $40,867,915 and the book value per share of common stock is $10.08. The Company’s Board of Directors has authorized the purchase of up to 200,000 shares of the Company’s stock in the open market.

Terry Trexler, President stated, “Sales and operations for the second quarter of 2010, were adversely impacted by our country’s severe economic uncertainty and the low manufactured housing shipments in Florida, plus the overall decline in Florida and the nation’s housing market. Industry shipments in Florida for the period November 2009 through April 2010 were up approximately 13% from the same period last year. Lack of retail and wholesale financing, increasing unemployment and home foreclosures, slow sales of existing site-built homes, very low consumer confidence and a poor economic outlook for the U.S. economy are just a few of the challenges our country, our industry, and the Company faced.

Management understands that during these very challenging economic times, maintaining the Company’s strong financial position is vital for future growth and success. Because of deteriorating business conditions and the lack of any clarity that today’s economic challenges will improve significantly, the Company will continue to evaluate Prestige’s fourteen retail model centers in Florida, along with all expenses within the Company and react in a manner consistent with maintaining our financial position.

Although the overall housing picture, financial market and economy have declined significantly this past year and the immediate outlook for the manufactured housing industry in Florida and the nation is uncertain, the long-term demographic trends still favor future growth in the Florida market area we serve. Job formation, immigration growth and migration trends, plus consumers returning to more affordable housing should favor Florida. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country and, because of the financial operating leverage inherent in the Company, we expect to out-perform the industry. For fiscal 2010, the country must experience a better economy with less uncertainty, improved sales in the existing home market, declining unemployment, continued low interest rates, improving credit markets, increased consumer confidence and more retail financing for the demand of our affordable homes to improve.

The Company invested as a limited partner in two new Florida retirement manufactured home communities in fiscal year 2008. Although these investments will report non-cash losses in the initial fill-up stage, management believes that the new attractive and affordable manufactured home communities for senior citizens will be a growth area for Florida in the future.”

Nobility Homes, Inc. has specialized for 43 years in the design and production of quality, affordable manufactured homes at its plant located in central Florida. With fourteen Company retail sales centers, a finance company joint venture, an insurance subsidiary, and an investment in two new affordable retirement manufactured home communities, Nobility is the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT TERRY OR TOM TREXLER @ 800-476-6624 EXT 221 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws, including our statement that working capital requirements will be met with internal sources. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Consolidated Balance Sheets

(Unaudited)

	May 1, 2010	October 31, 2009
Assets
Current assets:
Cash and cash equivalents	$5,247,922	$3,995,167
Short-term investments	2,528,690	3,855,905
Accounts receivable	1,508,021	963,032
Inventories	15,864,419	15,679,969
Income tax receivable	771,027	976,130
Prepaid expenses and other current assets	315,406	362,161
Deferred income taxes	189,912	279,818

Total current assets	26,425,397	26,112,182

Property, plant and equipment, net	4,035,518	4,138,336
Long-term investments	2,239,521	2,252,419
Other investments	6,132,201	6,599,846
Deferred income taxes	803,223	572,099
Other assets	2,427,553	2,397,793

Total assets	$42,063,413	$42,072,675

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$172,572	$91,636
Accrued compensation	91,836	62,610
Accrued expenses and other current liabilities	192,693	240,539
Customer deposits	738,397	410,578

Total current liabilities	1,195,498	805,363

Commitments and contingent liabilities

Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	10,407,044	10,331,168
Retained earnings	39,358,537	39,897,911
Accumulated other comprehensive income (loss)	117,536	53,435
Less treasury stock at cost, 1,308,763 and 1,276,373 shares, respectively, in 2010 and 2009	(9,551,693)	(9,551,693)

Total stockholders’ equity	40,867,915	41,267,312

Total liabilities and stockholders’ equity	$42,063,413	$42,072,675

NOBILITY HOMES, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended		Six Months Ended
	May 1, 2010	May 2, 2009	May 1, 2010	May 2, 2009
Net sales	$3,708,529	$2,388,817	$7,001,403	$5,950,299

Cost of goods sold	(2,888,795)	(1,985,735)	(5,606,967)	(4,725,040)

Gross profit	819,734	403,082	1,394,436	1,225,259

Selling, general and administrative expenses	(1,056,662)	(1,287,324)	(2,042,957)	(2,629,324)

Operating loss	(236,928)	(884,242)	(648,521)	(1,404,065)

Other income (loss):
Interest income	61,676	91,043	129,345	214,838
Equity in earnings in joint venture—Majestic 21	—	46,433	11,404	91,733
Earnings from finance revenue sharing agreement	—	—	—	157,700
Equity in losses from investments in retirement community limited partnership	(194,825)	(121,126)	(450,049)	(188,037)
Miscellaneous	5,781	13,685	24,018	13,685

Total other income (loss)	(127,368)	30,035	(285,282)	289,919

Loss before provision for income taxes	(364,296)	(854,207)	(933,803)	(1,114,146)

Income tax benefit	162,267	347,767	394,429	484,558

Net loss	(202,029)	(506,440)	(539,374)	(629,588)

Other comprehensive income (loss), net of tax:
Unrealized investment gain (loss)	30,809	8,498	47,455	(6,365)

Comprehensive loss	$(171,220)	$(497,942)	$(491,919)	$(635,953)

Weighed average number of shares outstanding:
Basic	4,056,144	4,065,708	4,056,144	4,072,228
Diluted	4,056,144	4,065,708	4,056,144	4,072,228

Loss per share:
Basic	$(0.05)	$(0.12)	$(0.13)	$(0.15)
Diluted	$(0.05)	$(0.12)	$(0.13)	$(0.15)

Cash dividends paid per common share	$—	$—	$0.25	$0.50